EXHIBIT 10.30

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this "Agreement") is effective as of the 1st day of January 2016, by and between Envision Solar International, Inc., a Nevada corporation (the "Company"), and Desmond Wheatley, an individual ("Employee"), and is made with respect to the following facts:

R E C I T A L S

A.       The Company and the Employee entered into that certain Employment Agreement, dated as of January 1, 2016 (the “Original Agreement”), by and between the Company, as employer, and Desmond Wheatley, as employee.

B.       In order to ensure that the Original Agreement complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the parties desire to enter into this Agreement as an Amendment to the Original Agreement, effective as of the effective date of the Original Agreement.

C.       The parties have entered into this Agreement for the purpose of setting forth the original terms of employment of the Employee by the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.       Amendment. Section 8.1 of the Original Agreement is hereby amended and restated in its entirety to provide as follows, in lieu of the provision in the Original Agreement:

“8.1 Annual Compensation.  Starting on January 1, 2016, Employee shall be paid a fixed salary of $250,000 per annum, which will be paid (1) in twenty-four installments of $8,333.33 each on the fifteenth and last day of each month and (2) twenty-four installments of $2083.34 each on the same dates, which Employee shall defer until the earliest to occur of the following: (i) a permissable event specified in Section 409A of the Code, or (ii) December 31, 2020, or (iii) an event specified below in Section 8.1(a) or 8.1(b) of this Agreement (collectively, “Annual Compensation”). In the case of a cessation of the deferral, the Company’s Board of Directors may unilaterally affect such a result by a resolution duly adopted by it without the agreement or participation of the Employee and with Employee recusing himself from the vote. Employee will be paid all of the deferred amount upon the occurrence of (a) if and when the Company experiences a “change of control” whereby more than 50% of the outstanding equity of the Company changes ownership in a single transaction or series of related transactions, or otherwise as defined in Section 15.6 of the Original Agreement, (b) a sale of all or substantially all of the assets of the Company, (c) a permissable event specified in Section 409A of the Code, or (d) on December 31, 2020. In any event, all deferred amounts of salary under this Section 8.1 will be evidenced by an unsecured convertible promissory note payable by the Company to the Employee, bearing simple interest at the rate of 10% per annum, accruing until paid, convertible into shares of the Company’s common stock at $.15 per share (subject to appropriate adjustment in the event of stock dividends, stock splits, recapitalizations, and similar extraordinary transactions) in whole or in part at the Employee’s discretion, provided

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that the deferred salary represented by the outstanding balance of the note to be converted is due and payable by the Company under Section 8.1 of this Agreement. The maturity date of the note is December 31, 2020, provided that the maturity date will be accelerated to a date described in Section 8.1(a), 8.1(b), 8.1(c) or 8.1(d) of this Agreement, if applicable. The promissory note will initially be issued on January 15, 2016 and thereafter be amended for each payment period to reflect increases in outstanding principal, with interest accruing on outstanding principal, as adjusted, on a simple basis without compounding. Notwithstanding anything else herein to the contrary, under no circumstances will any deferred salary be paid to the Employee under this Agreement in violation of Section 409A of the Code. ”

2.       Effect of Amendment. The Original Agreement will remain in full force and effect except as modified by this Agreement. In the event of any contradiction in terms between this Agreement and the Original Agreement, the terms of this Agreement will govern.

3.       Applicable Law. This Agreement and the Original Agreement, as amended, shall be construed as a whole and in accordance with their fair meaning. This Agreement and the Original Agreement, as amended, shall be interpreted in accordance with the laws of the State of California, and venue for any action or proceedings brought with respect to this Agreement or the Original Agreement, as amended, shall be in the County of San Diego in the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:	Envision Solar International, Inc.
a Nevada corporation

Peter Davidson, Director
Date: July 24, 2018

Anthony Posawatz, Director
Date: July 24, 2018

EMPLOYEE:	By:
Desmond Wheatley
Date: July 24, 2018

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